Colorado State University(R)
                                                          Knowledge to Go Places
                                                   -----------------------------

                               Research Agreement
                               ------------------

This Research Agreement (Agreement) is entered into effective as of July 21, 2005 (Effective Date), by and between The Board of Governors of the Colorado State University System, acting by and through Colorado State University, an institution of higher education of the State of Colorado, located at Fort Collins, Colorado, 80523 ("University" or "CSU") and the Sponsor whose name and address appear below ("Sponsor").

                                    PARTIES:
                                    -------

UNIVERSITY:                              SPONSOR:
THE BOARD OF GOVERNORS OF THE            FULL LEGAL NAME OF SPONSOR: Xpention
COLORADO STATE UNIVERSITY                       Genetics
SYSTEM, ACTING BY AND THROUGH            TYPE OF BUSINESS: Biotechnology
COLORADO STATE UNIVERSITY, AN            STATE OF BUSINESS REGISTRATION: NV
INSTITUTION OF HIGHER EDUCATION          BUSINESS ADDRESS: 10965 Elizabeth Drive
OF THE STATE OF COLORADO                 CONTACT NAME: David M Kittrell- CEO
                                         CITY, STATE, ZIP:Conifer, CO 80433


                            PRINCIPAL INVESTIGATORS:
                            -----------------------

FOR CSU:                                       FOR SPONSOR:
NAME: Susan E Lana, DVM, MS, DACVIM            NAME: David M Kittrell
DEPARTMENT: Clinical Sciences                  DEPARTMENT: CEO
TELE:970-297-4591                              TELE:303 908-4900
FAX: 970-297-1254                              FAX: 303- 838-8065
EMAIL:slana@colostate.edu                      EMAIL:davidkittrell@earthlink.net


                                    RECITALS
                                    --------

         WHEREAS, University is a comprehensive, land-grant University with experience and resources in a field of mutual interest between University and Sponsor; and

         WHEREAS, the Sponsor desires research to be performed in accordance with the scope of work and terms outlined in this Agreement; and

         WHEREAS, the performance of such research is consistent, compatible, and beneficial to the academic role and mission of the University as an institution of higher education;

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises herein contained, the parties agree as follows:

1. Scope of Work. The University agrees to perform for the Sponsor the research described in the Scope of Work, Exhibit A attached hereto and incorp-


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orated by this reference, under the direction and  supervision of the  Principal
Investigator named above, and in accordance with any service milestones or periodic deliverables specified on Scope of Work Attachment.

2. Term. This Agreement shall become effective on the Effective Date set forth first above, and shall terminate on July 1, 2006 unless sooner terminated as provided herein or extended by mutual written agreement of the Parties.

3. Payment. The Sponsor agrees to pay the University for research performed under this Agreement in a fixed price amount as set forth in the Budget
Attachment, Exhibit B attached hereto and incorporated by reference. The University reserves the right to reallocate funds between approved budget categories. Payment will be made in accordance with the schedule provided below:

         Fifty percent (50%) ($8760) upon acceptance of agreement;
         Forty percent (40%)($7008) mid-way through project (date: tbd); Ten percent (10%) ($1752) upon submission of final report.

4. Reporting Requirements. The University will provide reports on the progress of the research as outlined or required in the Scope of Work, Exhibit A. A final report will be furnished at the completion of the Agreement period.

5. Confidentiality. It may be necessary for the Sponsor to disclose proprietary information to the University's representatives so they can perform the work described herein. At the time of disclosure, the Sponsor must declare which information is proprietary. Proprietary information will not include information that: a) at the time of disclosure or subsequent to that time is generally available to the public; b) is known by the University at the time of disclosure and substantiated in written documents; or, c) is made known to the University by a third party not connected with the Sponsor. Except as may otherwise be required by law, the University agrees to use its best efforts: a) to maintain the confidentiality of the information; b) not to use the information for any purposes other than contained in the scope of work defined in this Agreement; and, c) not to disclose the information to anyone other than those directly involved with this Agreement.

6.       Publication.

         a. The University, as a state institution of higher education, engages only in research that is compatible, consistent, and beneficial to its academic role and mission. Therefore, significant results of research activities must be reasonably available for publication. The parties acknowledge that the University shall have the right to publish results. The University agrees, however, that during the term of this Agreement and for 6 months thereafter, the Sponsor shall have 30 days to review and comment on any proposed publication. The University agrees that any proprietary information supplied to it by the Sponsor during the course of research performed by the University will not be included in any published material without prior approval by the Sponsor.

         b. The Sponsor will not include the name of Colorado State University in any advertising, sales promotion, or other publicity matter without the prior written approval of the University Vice President for Research and Information Technology.

7.       Patents and Inventions.

         a. The University agrees to take appropriate steps to cause its employees assigned to this project to disclose any and all inventions and improvements conceived or reduced to practice (the "Inventions") by any such personnel in the performance of the Scope of Work. The disclosure of such

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Inventions  shall  be in  the  form  of  patent  memoranda  containing  adequate information necessary for the filing of patent applications. The University or the Colorado State University Research Foundation (the "Agent") shall retain all right, title, and interest in and to such inventions and improvements and all patent applications therefore that they may file after due consultation with Sponsor.

         b. The Agent hereby grants the Sponsor an Option to an exclusive worldwide license to any Inventions. The Agent shall notify the Sponsor in writing of any such Inventions and shall provide a copy of the invention disclosure to the Sponsor. The above Option shall be for a period of 6 months from the date of receipt of the invention disclosure by Sponsor. Sponsor shall pay for all reasonable costs for preparing and filing any patent application(s) covering Inventions during the period of the Option. The 6-month option period may be extended by mutual agreement of the Sponsor the Agent. Notice of the exercise of the Option to acquire an exclusive license, must be given by Sponsor to the Agent in writing at least 60 days before the expiration of the Option. If the Sponsor exercises its Option within the above period, the Sponsor and Agent agree to negotiate in good faith a license agreement satisfactory to both parties. All such negotiations, including the execution of a license agreement, shall be completed within the 60-day period after Sponsor's exercise of the Option. Provisions of any such license agreement will be in accordance with the nature of the inventions, improvements, applications, and patents.

         c. If a license agreement between the Agent and the Sponsor is not signed in final form before expiration of the 60 day period as provided herein, the University and Agent shall be free to negotiate with other companies not a party to this Agreement without further obligation to the Sponsor. If the University shall abandon its rights to such inventions, improvements, applications, or patents, the University shall assign to the Sponsor all of its right, title, and interest in and to such inventions, improvements, applications, or patents.

8. Equipment. All equipment purchased with funds provided under this Agreement for use in connection with this Agreement shall be the property of the University, and shall be dedicated to providing research under this Agreement while this Agreement is in effect.

9. Each Party Responsible for Its Own Acts. Each party hereto agrees to be responsible for its own wrongful or negligent acts or omissions, or those of its officers, agents, or employees to the extent permitted by law. The University is an institution of higher education of the State of Colorado and is governed by the provisions of the Colorado Governmental Immunity Act (Colo. Rev. Stat. " 24-10-101, et seq.) and the Constitution of the State of Colorado. Nothing herein shall be construed as a waiver of immunity pursuant to such laws.

10. Insurance. As an entity of the State of Colorado, University is self-insured for $150,000 per person and $600,000 per occurrence as more fully set forth in the Risk Management provisions of Colo. Rev. Stat. " 24-30-1501, et seq. The parties agree that such insurance shall satisfy all insurance requirements of this Agreement. The University will provide a certificate evidencing such insurance upon written request of the Sponsor. Sponsor represents and warrants that it maintains comprehensive general liability insurance and all coverages required by law sufficient for the purpose of carrying out the duties and obligations arising under this Agreement.

11. Compliance with Laws; Governing Law; Venue. Each party agrees to comply with all applicable federal, state and local laws, codes, regulations, rules, and orders in the performance of this Agreement. The laws of the State of Colorado shall apply in the interpretation and enforcement of this Agreement (without regard to any conflicts of law rules) and any action arising hereunder shall be filed and tried, if at all, in the District Court, City and County of Denver, State of Colorado.

12. Assignment. Neither party shall assign or transfer any interest in this Agreement, nor assign any claims for money due or to become due under this Agreement, without the prior written approval of the other party, except that


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CSU may  assign  any  interest  in  intellectual  property  arising  under  this
Agreement to the Colorado State University Research Foundation (CSURF) without notice or consent of the Sponsor, and CSURF shall be bound by the provisions respecting Intellectual Property herein.

13. Notices. All notices required hereunder shall be deemed to have been given when personally delivered, or when properly addressed, stamped, and deposited in the U.S. Mail, certified mail, return receipt requested, addressed as follows:

If to Sponsor:                                    If to University:

David M Kittrell Chief Executive Officer          Office of Sponsored Programs
Xpention Genetics                                 Attn: Betty Eckert
10965 Elizabeth Drive                             408 University Services Center
Conifer, CO 80433                                 Fort Collins, CO 80523-2002
Tele: 303 908-4900                                Tele:  (970) 491-6355
Fax: 303 838-8065                                 Fax:  (970) 491-6147

14. Termination.

         a. A Party will be considered in default of its obligations under this Agreement if such Party should fail to observe, to comply with, or to perform any term, condition, or covenant contained in this Agreement and such failure continues for 10 days after the non-defaulting party gives the defaulting party written notice thereof. In the event of default, the non-defaulting party, upon written notice to the defaulting party, may terminate this Agreement as of the date specified in the notice, and may seek such other and further relief as may be provided by law.

         b. Each party shall have the right to terminate this Agreement, without cause, upon not less than 60 days prior written notice to the other party. If notice is so given, this Agreement shall terminate on the expiration of the specified time period, and the liability of the parties hereunder for further performance of the terms of this Agreement shall thereupon cease, but the parties shall not be released from the duty to perform their obligations up to the date of termination.

15. Changes and Amendments. This Agreement constitutes the entire agreement between the parties. No amendment to this Agreement shall be valid unless it is made in a writing signed by the authorized representatives of the parties.

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IN WITNESS  WHEREOF,  the parties have executed this  Agreement the day and year written first above.

THE BOARD OF GOVERNORS OF THE                   SPONSOR:
COLORADO STATE UNIVERSITY                       Xpention Genetics
SYSTEM ACTING BY AND THROUGH                    10965 Elizabeth Drive
COLORADO STATE UNIVERSITY:                      Conifer, CO  80433

Vice-President for Research:                    By: /s/ David M. Kittrell
                                                    ----------------------------
By:  /s/ Lynn Johnson                           Printed Name:  David M Kittrell
     --------------------------------
Printed Name:  Lynn Johnson                     Title:  Chief Executive Officer

Title:  Director Sponsored Programs












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